Exhibit (h)(9)(d)

SCHEDULE A

List of Investing Funds

(as amended on May 1, 2012)

Transamerica AEGON Active Asset Allocation – Conservative VP

Transamerica AEGON Active Asset Allocation – Moderate Growth VP

Transamerica AEGON Active Asset Allocation – Moderate VP

Transamerica Index 35 VP

Transamerica Index 50 VP

Transamerica Index 75 VP

Transamerica Index 100 VP

Transamerica Efficient Markets VP

Transamerica Hanlon Balanced VP

Transamerica Hanlon Growth VP

Transamerica Hanlon Growth and Income VP

Transamerica Hanlon Income VP

Transamerica Legg Mason Dynamic Allocation – Balanced VP

Transamerica Legg Mason Dynamic Allocation – Growth VP